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                                                                     EXHIBIT 3.1


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The undersigned Paul Matteucci and Joshua Green hereby certify that:

     ONE:   They are the duly elected and acting President and Secretary, respectively, of this corporation.

     TWO:   The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on January 9, 1995. This corporation was originally incorporated under the name of Amber Software, Inc.

     THREE: The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

     The name of this corporation is Mpath Interactive, Inc.

                                  ARTICLE II

     The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     A.   Classes of Stock.  This corporation is authorized to issue two classes
          ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Forty-One Million Two Hundred Ninety-Four Thousand Nine Hundred Eighty-Six (41,294,986) shares. Twenty Five Million (25,000,000) shares shall be Common Stock, par value $0.00005 per share, and Sixteen Million Two Hundred Ninety-Four Thousand Nine Hundred Eighty-Six (16,294,986) shares shall be Preferred Stock, par value $0.00005 per share.

     B.   Rights, Preferences and Restrictions of Preferred Stock. The Preferred
          -------------------------------------------------------
Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of two million eight hundred thousand (2,800,000) shares (the "Series A Preferred Stock"), the Series B Preferred Stock, which series shall consist of two million two hundred thirty-four thousand three hundred twenty (2,234,320) shares (the "Series B Preferred Stock"), the Series C Preferred Stock, which series shall consist of two million three hundred twenty-three thousand nine hundred sixty-nine (2,323,969) shares (the "Series C Preferred Stock"), the Series C-1 Preferred Stock, which series shall consist of two million three hundred twenty-three thousand nine hundred sixty-nine (2,323,969) shares (the "Series C-1 Preferred Stock"), the Series D Preferred Stock, which series shall consist of three million five hundred thousand (3,500,000) shares (the "Series D Preferred Stock") and the Series E Preferred Stock, which series shall consist of three million one hundred twelve thousand seven hundred twenty-eight (3,112,728) shares (the "Series E Preferred Stock"), are as set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting and other rights which have been or may be granted to the Preferred Stock or series thereof in the corporation's Certificate of Incorporation as amended and restated from time to time and requirements and restrictions of applicable law (collectively, "Protective Provisions"), the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with
                                                      ---- -----
(including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1.   Dividend Provisions. The holders of shares of Series A, Series B,
               -------------------
Series C, Series C-1, Series D and Series E Preferred Stock shall ratably be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.05, $0.205, $1.03, $1.03, $0.54 and $0.66 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum for each share of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock, respectively, held by such holder, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

               After payment of the dividend preference referred to above, outstanding shares of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock shall participate with shares of Common Stock as to any additional declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock pursuant to an event causing the Conversion Price of the Series A, Series B, Series C, Series C-1,
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Series D or Series E Preferred Stock to be adjusted pursuant to Section 4(d)
hereof), with the outstanding shares of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock participating as though they had all been converted into Common Stock.

          2.   Liquidation Preference.
               ----------------------

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series D and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series A, Series B, Series C and Series C-1 Preferred Stock and Common Stock and by reason of their ownership thereof, an amount per share equal to the sum of (i) $5.40 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") and $6.60 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price") and (ii) an amount equal to declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series D and Series E Preferred Stock in proportion to the aggregate liquidation preference for the shares of such stock owned by each such holder. The Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price, Original Series C-1 Issue Price, Original Series D Issue Price and Original Series E Issue Price is referred to as the "Original Issue Price" for the series of Preferred Stock to which it relates.

               (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 above, the holders of Series A, Series B, Series C and Series C-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.50 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), $2.07 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price"), $10.28 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") and $10.28 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each outstanding share of Series C-1 Preferred Stock (the "Original Series C-1 Issue Price") and (ii) an amount equal to declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C, and Series C-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B,
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Series C and Series C-1 Preferred Stock in proportion to the aggregate liquidation preference for the shares of such stock owned by each such holder.

               (c) Upon the completion of the distribution required by subparagraphs (a) and (b) of this Section 2, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion into Common Stock of all such Series A Preferred Stock) until the holders of Series A Preferred Stock shall have received an aggregate of $2.50 per share of Series A Preferred Stock held (including amounts paid pursuant to subparagraph (b) of this Section 2); thereafter, if any assets or funds remain in this corporation, the holders of the Common Stock shall receive all such remaining assets or funds pro rata based on the number of shares of Common Stock held by each.

               (d)(i) A consolidation or merger of this corporation with or into any other corporation or corporations that results in a change of greater than 50% of the voting control of this corporation, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by this corporation of a transaction or series of related transactions in which more than 50% of the voting power of this corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

               (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (1)  If traded on a securities exchange or through the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing of any transaction described in subsection 2(d)(i) above;

                         (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to such closing; and

                         (3)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Board of Directors of this corporation and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of Preferred Stock.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of this corporation and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of such Preferred Stock.

               (iii) In the event the requirements of this subsection 2(d) are not complied with, this corporation shall forthwith either:

                      (A) cause the closing referenced in subsection 2(d)(ii) above to be postponed until such time as the requirements of this Section 2 have been complied with; or

                      (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

               (iv) This corporation shall give each holder of record of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty
(20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction promptly after such final approval and, in any event, at least five days prior to such closing. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of such Preferred Stock.

          3.   Redemption. The Preferred Stock is not redeemable.
               ----------

          4.   Conversion. The holders of the Series A, Series B, Series C,
               ----------
Series C-1, Series D and Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a)  Right to Convert.  Each share of Series A, Series B, Series
                    ----------------
C, Series C-1, Series D and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of

Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price, the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price, the initial Conversion Price per share for shares of Series C-1 Preferred Stock shall be the Original Series C-1 Issue Price, the initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price and the initial Conversion Price per share for shares of Series E Preferred Stock shall be the Original Series E Issue Price; provided, however, that the Conversion Price for the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

               (b)  Automatic Conversion.  Each share of Series A, Series B,
                    --------------------
Series C, Series C-1, Series D and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-l under the Securities Act of 1933, as amended, the public offering price of which was not less than $10.80 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations) and having aggregate net proceeds to this corporation of more than $15,000,000 or (ii) the date specified by written consent or agreement of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Preferred Stock.

               (c)  Mechanics of Conversion.  Before any holder of Series A,
                    -----------------------
Series B, Series C, Series C-1, Series D or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion, as described in subsection 4(b) above, the outstanding shares of Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; and provided further that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless the certificates evidencing such shares of Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock are either delivered to this corporation or its transfer agent as provided above, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion will, unless otherwise designated by the holder tendering Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, and the person(s) entitled to receive the Common Stock issuable upon such conversion of such Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock shall not be deemed to have converted such Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock until immediately prior to the closing of such sale of securities.

               (d)  Conversion Price Adjustments of Preferred Stock for Certain
                    -----------------------------------------------------------
Dilutive Issuances, Splits and Combinations.  The Conversion Prices of the
-------------------------------------------
Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) If this corporation shall issue, after the date upon which any shares of Series C Preferred Stock were first issued (the "Series C Purchase Date"), any Series C Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series C Preferred Stock in effect immediately prior to the issuance of such Series C Additional Stock, the Conversion Price for the Series C Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

                    (x)  an amount equal to the sum of

                              (1) the aggregate purchase price of the shares of the Series C Preferred Stock sold pursuant to the agreement pursuant to which shares of Series C Preferred Stock were first issued (the "Stock Purchase Agreement"), plus

                              (2) the aggregate consideration, if any, received by the corporation for all Series C Additional Stock issued on or after the Series C Purchase Date;

                    (y)  an amount equal to the sum of

                              (1) the aggregate purchase price of the shares of Series C Preferred Stock sold pursuant to the Stock Purchase Agreement divided by the Conversion Price for the shares of Series C Preferred Stock in effect at the Series C Purchase Date, plus

                              (2) the number of shares of Series C Additional Stock issued since the Series C Purchase Date.

                         (B)  If the Corporation shall issue (i) after the date
upon which any shares of Series D Preferred Stock were first issued (the "Series D Purchase Date") or (ii) after the date upon which any shares of Series E Preferred Stock were first issued (the "Series E Purchase Date" or the "Purchase Date" as the Series C Purchase Date, the Series D Purchase Date and the Series E Purchase Date are sometimes referred to herein with respect to such series), any Series D Additional Stock (as defined below) or Series E Additional Stock (as defined below), as applicable, without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Series D Additional Stock or Series E Additional Stock, as applicable, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of Outstanding Common plus the number of shares of such Series D Additional Stock or Series E Additional Stock, as applicable.

                         (C)  No adjustment of the Conversion Price for the
Series C, Series D and Series E Preferred Stock shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 4(d)(i)(F)(3) and (F)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         (D)  In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (E)  In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined reasonably and in good faith by the Board of Directors of this corporation irrespective of any accounting treatment.

                         (F)  In the case of the issuance (whether before, on or
after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                              (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(D) and (d)(i)(E)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                              (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(D) and (d)(i)(E)).

                              (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series C, Series D and Series E Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the

          Conversion Price of each of the Series C, Series D and Series E Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(F)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(F)(3) or (4).

                    (ii) (A) "Series C Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(F)) by this corporation after the Series C Purchase Date to an entity that has, contemporaneous with such issuance, entered into, or proposed to enter into, or is then negotiating to enter into, or has agreed with this corporation to enter into or negotiate to enter into an agreement with this corporation, which includes the license or the distribution of technology to or from this corporation with such entity or its affiliates.

                         (B)  "Series D Additional Stock" shall mean any shares
of Common Stock or Preferred Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(F)) by this corporation after the Series D Purchase Date.

                         (C)  "Series E Additional Stock" shall mean any shares
of Common Stock or Preferred Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(F)) by this Corporation after the Series E Purchase Date.

                         (D)  Notwithstanding the foregoing subsections
4(d)(ii)(A), (B) and (C), the following shall be excluded from the definition of Series C Additional Stock, Series D Additional Stock and Series E Additional
Stock:

                              (1)  Common Stock issued pursuant to a transaction
described in Section 4(d)(iii) hereof;

                              (2)  Up to 3,793,000 shares of Common Stock
issuable or issued to employees, consultants or directors of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation;

                              (3)  Up to 500,000 shares of capital stock, or
options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with bona fide commercial credit arrangements, equipment financings or similar transactions or in connection with transactions with content providers or similar transactions approved by the Board of Directors of this corporation;

                                   (4)  Shares of Common Stock or Preferred
Stock issuable upon exercise of warrants outstanding as of the date of this Amended and Restated Certificate of Incorporation;

                                   (5)  Capital stock or warrants or options to
purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of this corporation;

                                   (6)  Shares of Common Stock issued or
issuable upon conversion of the Series A, Series B, Series C, Series C-1, Series D or Series E Preferred;

                                   (7)  Shares of C-1 Preferred Stock issued or
issuable upon conversion of the Series C Preferred Stock;

                                   (8)  Shares of Common Stock issued or
issuable in a public offering with respect to which all outstanding shares of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock are required, prior to or in connection with which offering, to be converted to Common Stock;

                                   (9)  Shares of Common Stock issuable upon
exercise of that certain warrant to purchase Common Stock issued or to be issued to PSINet Inc.;

                                   (10) Shares of Common Stock issuable upon
exercise of that certain warrant to purchase Common Stock issued to Intel Corporation in November 1996;

                                   (11) Shares of Series D Preferred Stock; and.

                                   (12) Shares of Series E Preferred Stock.

                         (iii)  In the event this corporation should at any time
or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                    (iv) If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e)  Other Distributions.  In the event this corporation shall
                    -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

               (f)  Recapitalizations. If at any time or from time to time there
                    -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g)  No Impairment. This corporation will not, by amendment of
                    -------------
its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Amended and Restated Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock against impairment.

               (h)  No Fractional Shares and Certificate as to Adjustments.
                    ------------------------------------------------------

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock a certificate signed by the Chief Executive Officer or Chief Financial Officer of this corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock.

               (i)  Notices of Record Date.  In the event of any taking by this
                    ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j)  Reservation of Stock Issuable Upon Conversion.  This
                    ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these articles.

               (k)  Notices.  Any notice required by the provisions of this
                    -------
Section 4 to be given to the holders of shares of Series A, Series B, Series C, Series C-1, Series D or Series E Preferred Stock shall be deemed given if personally delivered (including by courier service) or five business days following being deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

               (l)  Special Mandatory Conversion.
                    ----------------------------

                    (i) At any time following the Purchase Date, if (a) a holder of shares of Series C Preferred Stock is entitled to exercise the right of first offer (the "Right of First Offer") set forth in Section 2.4 of the Fourth Amended and Restated Investors' Rights Agreement by and between this corporation and certain investors, as amended from time to time (the "Rights Agreement"), with respect to the issuance of Series C Additional Stock at a price per share that is less than the Conversion Price then in effect for the Series C Preferred Stock (the "New Financing"), (b) this corporation has complied with its notice obligations, or such obligations have been waived, under the Right of First Offer with respect to such New Financing and this corporation thereafter proceeds to consummate the New Financing and (c) such holder (a "Non-Participating Holder") does not by exercise of such holder's Right of First Offer acquire his, her or its Pro Rata Share (as defined in Section 2.4 of the Rights Agreement) offered in such New Financing (a "Mandatory Offering"), then all of such Non-Participating Holder's shares of Series C Preferred Stock with respect to which such New Financing is dilutive shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the consummation of the Mandatory Offering (the "Mandatory Offering Date") into an equivalent number of shares of Series C-1 Preferred Stock, as applicable. However, no such conversion shall occur in connection with a particular New Financing if, pursuant to the written request of this corporation, such holder agrees in writing to waive his, her or its Right of First Offer with respect to such New Financing. Upon conversion pursuant to this subsection 4(l)(i), the shares of Series C Preferred Stock so converted shall be canceled and not subject to reissuance.

                    (ii) The holder of any shares of Series C Preferred Stock converted pursuant to this subsection 4(l) shall deliver to this corporation during regular business hours at the office of any transfer agent of the corporation for the Series C Preferred Stock, or at such other place as may be designated by the corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to this corporation. As promptly as practicable thereafter, this corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Series

C-1 Preferred Stock to be issued, as applicable, and such holder shall be deemed to have become a shareholder of record of such Series C-1 Preferred Stock, as applicable, on the Mandatory Offering Date unless the transfer books of this corporation are closed on that date, in which event he, she or it shall be deemed to have become a shareholder of record of such Series C-1 Preferred Stock, as applicable, on the next succeeding date on which the transfer books are open.

                    (iii) In the event that any Series C-1 Preferred Stock shares are issued, concurrently with such issuance, this corporation shall use its best efforts to take all such action as may be required, including amending its Amended and Restated Certificate of Incorporation, (a) to cancel all authorized shares of Series C-1 Preferred Stock, as applicable, that remain unissued after such issuance, (b) to create and reserve for issuance upon Special Mandatory Conversion of any such Series C Preferred Stock a new series of Preferred Stock equal in number to the number of shares of Series C-1 Preferred Stock so canceled and designated Series C-2 Preferred Stock, as applicable, with the designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series C-1 Preferred Stock except that the Conversion Price for such shares of Series C-2 Preferred Stock once initially issued shall be the Series C Conversion Price in effect immediately prior to such issuance and (c) to amend the provisions of this subsection 4(l) to provide that any subsequent Special Mandatory Conversion will be into shares of C-2 Preferred Stock rather than Series C-1 Preferred Stock, as applicable. This corporation shall take the same actions with respect to the Series C-2 Preferred Stock and each subsequently authorized series of this corporation's Preferred Stock upon initial issuance of shares of the last such series to be authorized. The right to receive any dividend declared but unpaid at the time of conversion on any shares of this corporation's Preferred Stock converted pursuant to the provisions of this subsection 4(l) shall accrue to the benefit of the new shares of this corporation's Preferred Stock issued upon conversion thereof.

          5.   Voting Rights.
               -------------

               The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

          6.   Protective Provisions.
               ---------------------

               (a) So long as any shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Preferred Stock, voting together as a single class:

                    (i) amend or waive any provision of this corporation's Certificate of Incorporation or Bylaws which amendment or waiver alters or changes the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the shares of Preferred Stock so as to adversely affect such shares;

                    (ii) increase or decrease the total number of authorized shares of Common Stock or Preferred Stock;

                    (iii) authorize or issue, or obligate itself to issue, any other equity class or series of stock (including any other security convertible into or exercisable for any equity security) having a preference over, or being on a parity with, the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock with respect to voting, dividends or upon liquidation, dissolution or winding up;

                    (iv) liquidate, dissolve or effect any reclassification or recapitalization of its capital stock;

                    (v) sell, convey, or otherwise dispose of or encumber all or substantially all of this corporation's assets, property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation), as a result of which stockholders of this corporation immediately prior to such merger or consolidation shall hold stock representing less than fifty percent (50%) of the voting power of the outstanding stock of the surviving corporation immediately following such merger or consolidation;

                    (vi) repurchase or redeem Common Stock of this corporation (other than repurchase of Common Stock at cost from terminated employees, directors and consultants to this corporation, as approved by the Board of Directors);

                    (vii) declare or pay dividends on the outstanding Common Stock; or

                    (viii) take any action that would require, under the General Corporation Law of Delaware, the approval of the holders of the Series A, Series B, Series C, Series C-1, Series D and Series E Preferred Stock, voting together as a separate class; or

               (b) So long as any shares of Series D Preferred Stock or Series E Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) (i) of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred Stock, voting together as a single class or (ii) of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series E Preferred Stock, voting together as a single class, as applicable:

                    (i) take any action that would require, under the General Corporation Law of Delaware, the approval of the holders of a majority of the Series D Preferred Stock or Series E Preferred Stock, as applicable, voting separately as a class from the other series of Preferred; or

                    (ii) increase the total number of authorized shares of Series D Preferred Stock or Series E Preferred Stock, as applicable.

          7.   Status of Converted Stock.  In the event any shares of Series A,
               -------------------------
Series B, Series C, Series C-1, Series D or Series E Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by this corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

          C.   Common Stock.
               ------------

          1.   Dividend Rights.  Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends and
Section 1 of Subdivision B of this Article IV hereof, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.   Liquidation Rights.  Upon the liquidation, dissolution or winding
               ------------------
up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Subdivision (B) of this Article IV hereof.

          3.   Redemption.  The Common Stock is not redeemable.
               ----------

          4.   Voting Rights.  The holder of each share of Common Stock shall
               -------------
have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

          Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

                                  ARTICLE VI

          The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VII

          Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                 ARTICLE VIII

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                  ARTICLE IX

          A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

                                   ARTICLE X

          To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

          Any repeal or modification of any of the foregoing provisions of this
Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                  ARTICLE XI

          This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XII

          This corporation shall have perpetual existence.

                                     * * *

          The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned have executed this certificate on January 15, 1999.

                                    MPATH INTERACTIVE, INC.



                                    By:  /s/ Paul Matteucci
                                        -------------------------
                                        Paul Matteucci, President



                                    By:  /s/ Joshua Green
                                        -------------------------
                                        Joshua Green, Secretary